Exhibit 99.1

SYSTEMAX REPORTS STRONG SECOND QUARTER RESULTS

Second Quarter Highlights:
•	Net Sales increased 17% to $756.0 million

•	Operating Income Increased 5% to $21.1 million

Six Month Highlights:
•	Net Sales increased 12% to $1.5 billion

•	Operating Income Increased 17% to $48.6 million

PORT WASHINGTON, NY, August 7, 2008 – Systemax Inc. (NYSE:SYX) today announced financial results for the second quarter and six months ended June 30, 2008.

Net sales for the second quarter increased 16.8% to $756.0 million compared to $647.1 million in the second quarter of 2007. Gross margin for the second quarter was 15.3% unchanged compared to last year. Operating income increased 4.9% to $21.1 million compared to $20.1 million in the second quarter of 2007. Operating margin declined year-over-year to 2.8% from 3.1%.  Second quarter 2008 net income declined 1.6% to $13.5 million, or $0.36 per diluted share, compared to $13.8 million, or $0.37 per diluted share, in the same period last year. Net income and earnings per share was impacted in the quarter by an aggregate $1.2 million of lower interest income and higher income tax expense.

Net sales for the six-month period ended June 30, 2008 increased 11.9% to $1.5 billion compared to $1.3 billion in the same period of 2007. Gross margin for the first half of 2008 was 15.6% compared to 14.8% last year, improving 80 basis points. Operating income increased 16.8% to $48.6 million compared to $41.6 million last year.  Operating margin increased to 3.3% from 3.1% last year.  Net income increased to $31.6 million, or $0.84 per diluted share, compared to $27.7 million, or $0.73 per diluted share, last year.  Net income for the first six months of 2007 included an after tax gain of $1.5 million or $0.04 per diluted share related to a favorable lawsuit settlement.

Richard Leeds, Chairman and Chief Executive Officer, said, “Our second quarter results were solid as we delivered strong revenue growth despite a challenging economic environment.  Although the market has been affected by continued pressure on consumer spending, Systemax has fared well as a result of our strong brands, diversified products and sales channels and geographic exposure. Second quarter operating margin was negatively impacted as we invested in CompUSA personnel and operating expenses. We anticipate both top and bottom line to improve as sales across the CompUSA businesses continue to ramp and build scale.”

Commenting on other operations Mr. Leeds said, “Our industrial product segment continues to benefit the business with double digit revenue growth. While our hosted software segment ProfitCenter Software remains a minimal contributor to revenue, we are continuing to build out our sales force and make inroads in penetrating the market. We currently have 12 external customers live or in user acceptance testing and expect to bring several additional customers live in the coming months.”

Gilbert Fiorentino, General Manager of Systemax’s Technology Products segment, noted, “Technology product revenue grew over 17% in the second quarter driven by stronger demand in both our North American and European operations. Sales have benefited from our ongoing initiatives to improve and enhance our customers’ online shopping experience, an expanded retail store footprint and new product and brand offerings.  On the CompUSA front, our newly acquired 16 stores and ecommerce site are fully operational, but in their infancy in terms of sales and profitability.”

Working capital as of June 30, 2008 was $240.8 million, including cash and equivalents of $66.8 million. Cash flow from operations for the first six months of 2008 was approximately $18.5 million.  Inventories increased 16.2% to $290.7 million, as compared to $250.2 million at December 31, 2007.  Capital expenditures aggregated $10.7 million, which included $2.7 million for CompUSA. The Company’s effective tax rate was 37.1% in the second quarter, up from 34.5% last year.

The $1.00 per share special dividend declared by our board of directors during March, aggregating $37.1 million, was paid during the first week of the second quarter. Additionally, the Board of Directors approved a 2 million share buyback program in early May. No shares were repurchased during the quarter.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its second quarter results on Thursday, August 7, 2008 at 5:00 p.m. Eastern Time. To access the teleconference, please dial 800-344-6783 (U.S. callers) or 719-457-2083 (Int’l callers) and reference passcode 2841289 ten minutes prior to the start time. The teleconferencing will also be available via live webcast on the Company’s Web site at www.systemax.com. A replay of the conference call will be available through Thursday, August 14, 2008. It can be accessed by dialing 888-203-1112 (U.S. callers) or 719-457-0820 (Int’l callers), passcode 2841289. The webcast will also be archived on www.systemax.com for 30 days.

About Systemax Inc.

Systemax Inc. (www.systemax.com), a Fortune 1000 company, sells personal computers, computer supplies and accessories, consumer electronics and industrial products through a system of branded e-commerce web sites, direct mail catalogs, relationship marketers and retail stores in North America and Europe. The primary brands are TigerDirect, CompUSA, Misco and Global Industrial.  It also manufactures and sells personal computers under the Systemax and Ultra brands and develops and markets ProfitCenter Software, a web-based, on-demand application for multichannel direct marketing companies.

I.     Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

INVESTOR CONTACTS:
Denise Roche / Joe Kessler
Brainerd Communicators, Inc.
212-986-6667
roche@braincomm.com; kessler@braincomm.com

SYSTEMAX INC.
II. Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	June 30*,		June 30*,
	2008	2007	2008	2007
Net sales	$756,035	$647,102	$1,480,772	$1,323,224
Cost of sales	639,987	547,784	1,250,044	1,127,232
Gross profit	116,048	99,318	230,728	195,992
Gross margin	15.3%	15.3%	15.6%	14.8%
Selling, general and administrative expenses	94,992	79,249	182,139	154,386
Operating income	21,056	20,069	48,589	41,606
Operating margin	2.8%	3.1%	3.3%	3.1%
Interest and other (income) expense, net	(459)	(956)	(1,187)	(1,698)
Income before income taxes	21,515	21,025	49,776	43,304
Provision for income taxes	7,974	7,263	18,174	15,647
Effective tax rate	37.1%	34.5%	36.5%	36.1%
Net income	$13,541	$13,762	$31,602	$27,657
Net margin	1.8%	2.1%	2.1%	2.1%

Net income per common share:
Basic	$.37	$.38	$.87	$.77
Diluted	$.36	$.37	$.84	$.73

Weighted average common and common equivalent shares:
Basic	36,630	36,006	36,418	35,863
Diluted	37,590	37,686	37,452	37,644

SYSTEMAX INC.
III. Condensed Consolidated Balance Sheets
(In thousands)
	June 30*,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$66,775	$128,021
Accounts receivable, net	216,589	206,940
Inventories	290,697	250,222
Prepaid expenses and other current assets	23,992	23,815
Total current assets	598,053	608,998
Property, plant and equipment, net	53,976	47,580
Goodwill, intangibles and other assets	47,850	19,802
Total assets	$699,879	$676,380

Current liabilities:
Short-term debt	$1,634	$4,302
Accounts payable and accrued expenses	355,645	330,343
Total current liabilities	357,279	334,645
Long-term debt	465	254
Other liabilities	5,739	5,646
Shareholders’ equity	336,396	335,835
Total liabilities and shareholders’ equity	$699,879	$676,380

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal six month period and quarter ended on June 29, 2008. The second quarters of both 2008 and 2007 included 13 weeks and the six month periods both included 26 weeks.

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